Exhibit 99.1

MEMORANDUM

TO:	Directors and Executive Officers of American States Water Company and
Its Subsidiaries

FROM:	Administrative Committee – GSWC Investment Incentive Plan

DATE:	May 1, 2008

SUBJECT:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of
Sarbanes Oxley Act of 2002

As you know, Golden State Water Company (“GSWC”) will be replacing Wells Fargo, the current trustee of the Golden State Water Company Investment Incentive Program (as amended and restated effective as of January 1, 2000, and as since further amended) (the “Plan”) with New York Life Trust Company.  As part of this transition, Plan participants will be suspended from entering into investment transactions under the Plan for a period of several days while the transition occurs, including investment transactions with respect to the GSWC Stock Fund, which primarily holds shares of American States Water Company (“AWR”) common stock.  During the suspension, Plan participants will not be able to purchase, sell, or otherwise acquire or transfer any interests in the GSWC Stock Fund.

Pursuant to Section 306(a) of the Sarbanes Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended, beginning June 25, 2008, directors and executive officers will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any shares of AWR common stock or other equity securities of AWR.  Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of AWR securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the blackout period).  There are also certain narrow exceptions for dividend reinvestment plans, certain automatic non-discretionary transactions within employee benefit plans (but not the Plan), automatic formula grant programs, and exchanges by operation of law in connection with a merger or acquisition.

Effective during the week of July 13, 2008, the transition to a new trustee for the Plan will conclude.  As a result, effective at that time, the general Plan suspension will be lifted and the blackout period for directors and executive officers will cease.  Please note, however, that pursuant to AWR’s Inside Information and Insider Trading Policy, outside of a Rule 10b5-1 arrangement, there are generally three periods each year during which you are permitted to trade in AWR common stock, which are referred to as “window periods.”  The window period for each period begins three business days following the day of AWR’s public release of quarterly statements of earnings and ends at the close of market on June 7, September 7, and December 7.  Thus, although the federally-required blackout period is expected to cease effective during the week of July 13, 2008, you will remain prohibited from trading in AWR common stock until the beginning of the next window period unless you have established a Rule 10b5-1 arrangement in accordance with AWR’s Inside Information and Insider Trading Policy.

The prohibition on sales and other transfers described in this notice applies only to equity securities of AWR (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of AWR.  It is important to note that any such security you sell or otherwise transfer will automatically be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.  Further, during the blackout period described in this notice, the restrictions in AWR’s Inside Information and Insider Trading Policy will continue to apply to the sale and transfer of all equity securities of AWR (and derivatives of such securities) regardless of how you acquired the security.

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, please contact Robert J. Sprowls, Executive Vice President – Finance, Chief Financial Officer, Treasurer and Corporate Secretary, at (909) 394-3600, extension 647, or by mail at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773.